EX-10.1

IDEX
Non-Employee Director Compensation Policy
(Effective April 27, 2017)

IDEX Corporation (the “Company”) has established this Non-Employee Director Compensation Policy, effective as of April 27, 2017 (the “Policy”), to provide each member of the Company’s Board of Directors (the “Board”) who is not an employee of the Company (a “Director”) with compensation for services performed as a Director. Each Director will, automatically and without further action of the Company, receive cash compensation and equity-based compensation in respect of shares of the Company’s common stock (“Shares”) pursuant to the terms and conditions set forth in this Policy, unless such Director declines the receipt of such cash or equity-based compensation by written notice to the Company or except as otherwise provided herein. This Policy shall remain in effect until it is revised or rescinded by further action of the Board.
Annual Cash Compensation
The annual cash compensation set forth below is payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for the number of days served as a Director in any partial quarter (unless deferred under the section below entitled “Deferral Elections”):

1.	Annual Board Service Retainer:
Each Director: $85,000

2.	Annual Committee Service Retainer (Chair):

a.	Chair of the Audit Committee: $15,000

b.	Chair of the Compensation Committee: $10,000

c.	Chair of the Nominating and Corporate Governance Committee: $8,000

3.	Annual Lead Director Service Retainer:

Lead Director: $15,000
Equity Compensation
Equity awards issued pursuant to the Policy shall be granted under the Second Amended and Restated IDEX Corporation Incentive Award Plan, as may be amended from time to time, or any successor thereto (the “Plan”), and shall be subject to the execution and delivery by the Director of a form of equity award agreement thereunder as previously adopted by the Board (or a duly authorized committee thereof).

1.
Initial Grant. On the date of a Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Director will receive a grant of restricted stock units (“RSUs”) in an amount equal to $120,000, divided by the closing price of a Share on the New York Stock Exchange on the date of grant, rounded up to the next five whole Shares (an “Initial Grant”); provided, that if a Director is first appointed to the Board on a date other than an Annual Grant Date (as defined below), such Director will be granted, on the date of such appointment (or, if such date is not a market trading day, the first market trading day thereafter), a number of RSUs determined by (i) dividing (x) $120,000, by (y) the closing price of a Share on the New York Stock Exchange on the date of grant, and (ii) multiplying such quotient by a fraction the numerator of which is the number of days between the date of grant and the next Annual Grant Date and the denominator of which is three hundred and sixty five (365), rounded up to the next five whole Shares.

2.
Annual Grant. On the date of the first meeting of the Board held immediately following each annual meeting of the Company’s stockholders (each, an “Annual Grant Date”), each Director (other than the Lead Director) then in office who has not given notice as of the Annual Grant Date of his or her intent to resign from the Board will receive a grant of RSUs in an amount equal to $120,000, divided by the closing price of a Share on the New York Stock Exchange on the date of grant, rounded up to the next five whole Shares (the “Annual Grant”). A Director elected for the first time to the Board on an Annual Grant Date shall only receive an Initial Grant in connection with such election, and shall not receive an Annual Grant on such Annual Grant Date as well.

3.
Annual Lead Director Grant. On each Annual Grant Date, the Lead Director will receive a grant of RSUs in an amount equal to $135,000, divided by the closing price of a Share on the New York Stock Exchange on the date of grant, rounded up to the next five whole Shares (which grant shall be in lieu of the Annual Grant), provided, that the Lead Director has not given notice as of the Annual Grant Date of his or her intent to resign from the Board.

All RSUs issued pursuant to this Policy will vest in full on the earliest to occur of (i) the third anniversary of the date of grant, subject to the Director’s continuous service through such date, (ii) the date on which the Director ceases to serve on the Board for any reason after achieving at least six years of continuous service on the Board, (iii) the date of the Director’s death or disability, (iv) the date on which the Director ceases to serve on the Board by reason of a failure to be re-elected to the Board, or (v) the occurrence of a Change in Control (as defined in the Plan) subject to the Director’s continuous service through such date. Settlement of the RSUs will be in the form of Shares at the time of vesting (unless deferred under the section below entitled “Deferral Elections”), subject to such other terms and conditions set forth in the applicable award agreement evidencing such RSUs. To the extent any RSUs have not vested at the time of a Director’s cessation of service on the Board, such RSUs shall be forfeited by the Director and cancelled for no consideration.
Notwithstanding the foregoing, the Board may, in its sole discretion, determine to grant additional equity awards under the Plan to a Director at such time and upon such terms and conditions as determined by the Board, provided, that in no event shall the aggregate value of all equity awards granted to a Director under this Policy during any calendar year (measured at the time of grant in accordance with applicable accounting standards) exceed the maximum value of equity awards that may be granted to any Director during such calendar year as set forth in the Plan.
Deferral Elections

1.
Cash Compensation. A Director may elect to defer any cash compensation payable with respect to a calendar year of service in accordance with the Third Amended and Restated IDEX Corporation Directors Deferred Compensation Plan, as may be amended from time to time, or any successor thereto.

2.
RSUs. A Director may elect to defer the settlement of Shares issuable with respect to any RSUs granted to the Director with respect to a calendar year of service, subject to the terms and conditions set forth in this Section, a deferral election form previously adopted by the Board (or a duly authorized committee thereof) and Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.

The Director may elect to defer settlement of all or a portion of the RSUs granted to the Director with respect to a calendar year of service by filing a completed deferral election form with the Company. The Director must file the deferral election form no later than December 31 of the prior calendar year for the calendar year in which service is to be provided; provided, that if the Director is first appointed or elected to the Board during a calendar year, such Director may elect to defer settlement of RSUs within 30 days of such initial appointment or election to the Board with respect to RSUs that relate to service performed after the election. Each deferral election made with respect to a calendar year shall be irrevocable with respect to such calendar year. Pursuant to the deferral election form, the Director must irrevocably elect the specified date(s) and increment(s) with respect to which the Director will receive Shares issuable upon the settlement of those RSUs that the Director has elected to defer (each, a “Settlement Date”). If the Director fails to elect a Settlement Date, settlement of the RSUs will occur on the earlier of (i) the fourth anniversary of the date of grant of the RSUs or (ii) the date of the Director’s “separation from service” (within the meaning of Section 409A of the Code). All deferral elections shall be made in accordance with rules and procedures established by the Company as determined in accordance with Section 409A of the Code and the regulations thereunder. Pursuant to the applicable deferral election form, the Director shall receive Shares issuable in respect of the RSUs on the earliest to occur of (x) the Settlement Date(s) elected by the Director (or, if the Director fails to elect a Settlement Date, the earlier to occur of the fourth anniversary of the date of grant of the RSUs or the date of the Director’s separation from service), (y) a Change in Control, or (z) the date of the Director’s death or disability.
Expenses
The Company will reimburse each Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings. To the extent that any such reimbursements are deemed to constitute compensation to the Director, such amounts shall be reimbursed no later than December 31 of the year following the year in which the expense was incurred. The amount of any expense reimbursements that constitute compensation in one year shall not affect the amount of expense reimbursements constituting compensation that are eligible for reimbursement in any subsequent year, and the Director’s right to such reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
Section 409A
To the extent applicable, the Policy shall be interpreted in accordance with Section 409A of the Code and the regulations and other interpretive guidance issued thereunder. Notwithstanding any provision in the Policy, any deferral election form or any other agreement evidencing amounts subject to the Policy to the contrary, if the Company determines that any amounts subject to the Policy may not be either exempt from or compliant with Section 409A of the Code, the Company may, in its sole discretion, adopt such amendments to the Policy, any deferral election form or any other agreement relating to the Policy, adopt other policies or procedures or take any other actions that the Company determines are necessary or appropriate to (i) exempt such amounts from Section 409A of the Code and/or preserve the intended tax treatment of such amounts, or (ii) comply with the requirements of Section 409A of the Code; provided, that this Section shall not create any obligation on the Company to adopt any such amendment, policy or procedure or take any such other action.